AMENDMENT NO. 1 TO SCHEDULE 14A PROXY STATEMENT ON
                  SCHEDULE 14C INFORMATION STATEMENT


Information Statement Pursuant to Section 14(c) of the Securities Exchange Act

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]  Preliminary Information Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
      6(e)(2))

[X]   Definitive Information Statement



                           WESTELL TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

   1) Title of each class of securities to which transaction applies:


   2) Aggregate number of securities to which transaction applies:


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


   4) Proposed maximum aggregate value of transaction:


   5) Total fee paid:


[  ]  Fee paid previously with preliminary materials

[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:


   2) Form, Schedule or Registration Statement No.:


   3) Filing Party:

   4) Date Filed:

                           WESTELL TECHNOLOGIES, INC.
                             750 North Common Drive
                             Aurora, Illinois 60504
                                 (800) 323-6883


                                                                  March 24, 1998


TO THE STOCKHOLDERS:

     Westell Technologies, Inc. will be taking the following actions:

     1. Amending the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Class A Common Stock, authorized for issuance from 43,500,000 to 65,500,000.

     2. Amending the Westell Technologies, Inc. 1995 Stock Incentive Plan to increase the number of shares of Class A Common Stock available for grant thereunder by 5,000,000 shares of Class A Common Stock.

     The Company's Board believes that it is in the best interests of the Company and its stockholders to have additional Class A Common Stock authorized at this time both generally and under its Stock Plan to avoid the expense and delay of holding a special meeting of stockholders if and when Westell elects to issue shares of Class A Common Stock or options in excess of the shares currently authorized and available.

     The enclosed Information Statement is being provided to you in order to comply with requirements of the Securities and Exchange Commission. I urge you to read this Information Statement in its entirety, but you need not take any other action. No vote will take place since all required stockholder approvals have been obtained, and therefore there is no need to request a proxy.

                                   Sincerely,



                                   Stephen J. Hawrysz
                                   Vice President, Secretary and
                                   Chief Financial Officer










         WE ARE NOT ASKING FOR A PROXY.  THE ACTIONS HAVE BEEN APPROVED.


                           WESTELL TECHNOLOGIES, INC.
                             750 North Common Drive
                             Aurora, Illinois 60504
                                 (800) 323-6883
                                   ___________

                              INFORMATION STATEMENT
 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                   ___________


     This Information Statement ("Information Statement") of Westell Technologies, Inc. (the "Company"), is being furnished by the Board of Directors of the Company to notify the stockholders of the Company of the written consent of the holders of a majority of the voting power of the Company, which was executed and delivered on February 28, 1998 without a meeting of the stockholders of the Company (the "Written Consent"). Pursuant to the Written Consent, the holders of a majority of the voting power of the Company have approved (i) an amendment (the "Charter Amendment") to the Company's Amended and Restated Certificate of Incorporation increasing the authorized shares of Class A Common Stock of the Company from 43,500,000 to 65,500,000 (the "Charter Amendment"), (ii) the filing of the Charter Amendment with the Secretary of State of the State of Delaware at least 20 calendar days after the delivery of this Information Statement to the Company's stockholders, and (iii) an amendment to the Westell Technologies, Inc. 1995 Stock Incentive Plan (the "Stock Plan") to increase the number of shares of Class A Common Stock available for issuance thereunder by 5,000,000, to a total of 7,688,050. The Company intends to execute and file the Charter Amendment with the Secretary of State of the State of Delaware on April 14, 1998, which is 20 calendar days after the date of mailing this Information Statement to its stockholders. The Company anticipates that the amendment to the Stock Plan will be effective on April 14, 1998.

     This Information Statement is being mailed on or about March 24, 1998 to holders of the Company's Class A Common Stock and Class B Common Stock on March 6, 1998 entitled to notice of the corporate actions described above. Pursuant to the Company's Amended and Restated Certificate of Incorporation, holders of a majority of all outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, may authorize any corporate action. Under the Company's Amended and Restated Certificate of Incorporation, any corporate action requiring stockholder approval may be taken without a meeting, without prior notice and without a vote of stockholders, if stockholders holding the necessary amount of voting power needed to approve such action at a meeting consent to such corporate action in writing and notice is given to those stockholders who are entitled to vote but who have not executed the written consent.

     Westell has two classes of capital stock:  Class A Common Stock and Class B
Common Stock.   The Class A Common Stock and the Class B Common Stock vote together as a single class with Class A Common Stock having one vote per share and Class B Common Stock having four votes per share, except with respect to future issuances of Class B Common Stock and as otherwise provided by law. As of February 27, 1998, 15,344,294 shares of Class A Common Stock were outstanding (not including 2,620,259 shares issuable upon exercise of stock options or otherwise currently available under the Stock Plan) and 21,030,857 shares of Class B Common Stock were outstanding.

                        SECURITIES BENEFICIALLY OWNED BY
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of February 27, 1998 except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) directors, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Under Rule 13d-3 of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock.


STOCKHOLDERS,                                             NUMBER OF              NUMBER OF         PERCENT OF
NAMED EXECUTIVE                                            CLASS A                CLASS B        TOTAL VOTING
OFFICERS AND DIRECTORS                                    SHARES (1)              SHARES(2)         POWER(3)

Robert C. Penny III . . . . . . . . . . . . . . . .            --                19,543,568 (4)      78.6%
Melvin J. Simon . . . . . . . . . . . . . . . . . .            3,333             19,755,856 (4)(5)   79.4%
Gary F. Seamans . . . . . . . . . . . . . . . . . .          150,644 (6)          1,275,001           5.3%
Robert H. Gaynor  . . . . . . . . . . . . . . . . .          244,941                     --           *
Curtis L. Benton  . . . . . . . . . . . . . . . . .          666,474                     --           *
Richard P. Riviere  . . . . . . . . . . . . . . . .            2,400                     --           *
J. William Nelson . . . . . . . . . . . . . . . . .          294,361                     --           *
Robert D. Faw(7)  . . . . . . . . . . . . . . . . .           64,144                     --           *
Stefan D. Abrams  . . . . . . . . . . . . . . . . .          127,293                     --           *
Michael A. Brunner  . . . . . . . . . . . . . . . .           58,833                     --           *
Paul A. Dwyer . . . . . . . . . . . . . . . . . . .           53,746                     --           *
John W. Seazholtz . . . . . . . . . . . . . . . . .            1,333                     --           *
Ormand J. Wade  . . . . . . . . . . . . . . . . . .          107,618                     --           *
All directors and executive
 officers as a group (15 persons) . . . . . . . . .        1,974,012             21,030,857          86.6%

*  Less than 1%

(1) Includes options to purchase shares that are exercisable within 60 days of February 27, 1998 as follows: Mr. Simon: 3,333 shares; Mr. Seamans: 45,000;
     Mr. Gaynor: 3,333 shares; Mr. Benton: 4,000 shares; Mr. Riviere: 2,400 shares; Mr. Nelson: 18,000 shares; Mr. Abrams: 1,333 shares; Mr. Brunner;
     1,333 shares; Mr. Dwyer: 53,746 shares; Mr. Seazholtz: 1,333 shares; Mr.
     Wade: 1,333 shares; and all directors and executive officers as a group:
     179,902 shares.

(2) Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.

(3)  Percentage of beneficial ownership is based on  15,344,294 shares of Class
     A Common Stock and 21,030,857 shares of Class B Common Stock outstanding as of February 27, 1998.

(4) Includes 19,543,568 shares of Class B Common Stock held by Messrs. Penny and Simon as Trustees pursuant to a Voting Trust Agreement dated
     February 23, 1994, as amended (the "Voting Trust"), among Robert C. Penny
     III and Melvin J. Simon, as trustees (the "Trustees"), and members of the Penny family (as defined in the Voting Trust Agreement) and Simon family
     (as defined in the Voting Trust Agreement). The Trustees have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny and Simon each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest.
     The Voting Trust contains 6,154,635 shares held for the benefit of Mr.
     Penny's immediate family and 793,981 shares held for the benefit of Mr.
     Simon's immediate family. The address for Messrs. Penny and Simon is Melvin J. Simon & Associates, Ltd., 4343 Commerce Court, Suite 114, Lisle,
     Illinois 60532.

(5) Includes 212,288 shares held in trust for the benefit of Shawn F. Seamans, Gary F. Seaman's son, for which Mr. Simon is trustee and has sole voting and dispositive power. Mr. Simon disclaims beneficial ownership of these shares.

(6)  Includes 105,644 shares held in trusts for the benefit of J. William
     Nelson's children for which Mr. Seamans is trustee and has sole voting and dispositive power. Mr. Seamans disclaims beneficial ownership of these shares.

(7) Mr. Faw has resigned from the Company to pursue other business interests effective December 20, 1997. Includes an option to purchase 8,000 shares that are exercisable within 60 days of February 27, 1998.


                             EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal years ended March 31, 1995, 1996 and 1997, with respect to all compensation paid or earned for services rendered to the Company by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers at March 31, 1997 (together, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                                                                               LONG TERM
                                             ANNUAL COMPENSATION             COMPENSATION
 NAME AND PRINCIPAL                                           OTHER           SECURITIES
 POSITION                                                     ANNUAL          UNDERLYING          ALL OTHER
                              FISCAL   SALARY     BONUS    COMPENSATION      OPTIONS(1)(2)     COMPENSATION(6)
                               YEAR      ($)       ($)         ($)              SHARES               ($)

 Gary F. Seamans(3)             1997   275,000   133,000        -               150,000                  2,883
     Chairman of the Board      1996   275,000   212,800        -                  -                     5,136
     and Chief Executive        1995   253,000   231,000        -                  -                     3,205
     Officer

 Robert D. Faw(4)               1997   125,000    35,000    24,567 (5)          40,000                   2,236
     Chief Executive            1996   120,000    42,000        -                  -                     1,845
     Officer-Westell, Inc.      1995   105,000    67,500        -                  -                       988

 J. William Nelson              1997   160,000    49,000    27,116 (5)          40,000                   2,284
     President-Westell,         1996   152,000    69,600        -                  -                     4,435
     Inc.                       1995   138,000   124,790        -                  -                     2,707

 Curtis L. Benton               1997   153,000    43,500        -               20,000                   3,302
     Executive Vice             1996   153,000    69,600        -                  -                     6,454
     President and Chief        1995   139,000   124,382        -                  -                     3,162
     Administration
     Officer-Westell, Inc.

 Richard P. Riviere             1997   126,000    91,683        -               12,000                   1,969
     Senior Vice President      1996   120,000    20,712        -                  -                     2,802
     of Transaction             1995   115,000    30,000        -                  -                     2,184
     Services and Chief
     Executive Officer
     Conference Plus, Inc.

(1) Stock options granted during fiscal 1997 were non-qualified stock options of Class A Common Stock and were issued under the 1995 Stock Incentive
     Plan.

(2)  The Company did not issue restricted stock or SARs to any of the Named
     Executive Officers in fiscal 1997. At March 31, 1997, restricted stock, with a fair market value equal to $13.375 per share, was held by Mr. Faw
     (36,250 shares of Class A Common Stock valued at $484,844). Mr. Faw receives all dividends, if any, paid on such shares.

(3)  Mr. Seamans is currently on a medical leave of absence from the Company.

(4) Mr. Faw resigned from the Company to pursue other business interests on December 20, 1997.

(5) Includes promotional awards valued at $15,215 for both Mr. Faw and Mr. Nelson and the related reimbursement for the tax gross-up of $9,109 and $10,355 on the awards for Mr. Faw and Mr. Nelson, respectively.

(6)  All Other Compensation for fiscal 1997 consists of matching contributions under the Company's 401(k) Profit Sharing Plan and life insurance premiums, as follows:  Mr. Seamans:  $2,100 and $783, respectively; Mr. Faw:  $2,083 and $153, respectively; Mr. Nelson:  $2,060 and $224, respectively;
     Mr. Benton:  $2,375 and $927, respectively; and Mr. Riviere:  $1,814 and
     $155, respectively.


     The following table sets forth the number of stock options granted to the Named Executive Officers during fiscal 1997 and information regarding stock option exercises and exercisable and unexercisable stock options held by the Named Executive Officers as of March 31, 1997. No options were exercised in fiscal 1997.


    STOCK OPTION GRANTS IN THE LAST FISCAL YEAR AND FISCAL YEAR-END VALUES(1)

                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                               AT
                                                                                    ASSUMED ANNUAL RATES OF
                                INDIVIDUAL GRANTS                                   STOCK PRICE APPRECIATION
                                                                                        FOR OPTION TERM
                                        PERCENT OF
                                          TOTAL
                         NUMBER OF       OPTIONS
                         SECURITIES     GRANTED TO
                         UNDERLYING     EMPLOYEES    EXERCISE OR
                          OPTIONS       IN FISCAL    BASE PRICE      EXPIRATION
         NAME            GRANTED(#)        YEAR        ($/SH)(2)        DATE          5%($)         10%($)

 Gary F. Seamans             150,000         14.3%         9.6875       10/22/06       869,668      2,179,660
 Robert D. Faw                40,000          3.8%         9.6875        7/24/06       224,504        558,741
 J. William Nelson            40,000          3.8%         9.6875        7/24/06       224,504        558,741
 Curtis L. Benton             20,000          1.9%         9.6875        7/24/06       112,252        279,370
 Richard P. Riviere           12,000          1.4%         9.6875        7/24/06        67,351        167,622

(1) At the end of fiscal 1997, none of the options granted had vested and therefore none were exercisable during fiscal 1997. The value of unexercised in-the-money stock options at March 31, 1997 that were unexercisable with a fair market value equal to $13.375 held by Mr. Seamans
     (150,000 shares valued at $2,006,250); Mr. Faw (40,000 shares valued at $535,000); Mr. Nelson (40,000 shares valued at $535,000); Mr. Benton
     (20,000 shares valued at $267,500) and Mr. Riviere (12,000 shares valued at $160,000).

(2) All of the options listed in this table were repriced by the Company on July 24, 1996 and March 12, 1997 to $21.625 and $9.6875, respectively. The exercise prices listed in the table reflect the repricing of the options.


EMPLOYMENT AGREEMENTS

     Pursuant to an agreement dated September 13, 1988 between the Company and Richard Riviere, the Vice President of Transaction Services of the Company and President of Conference Plus, Inc., a subsidiary of the Company ("Conference Plus"), Mr. Riviere receives an annual base salary of not less than $75,000 during his employment with the Company. This agreement also provides Mr. Riviere with a right of first refusal with respect to the Company's interest in Conference Plus in the event the Company decides to sell such interest. In addition, after his employment with the Company terminates, Mr. Riviere has agreed not to compete with the Company for a period of two years.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company each receive $20,000 per year for services rendered as directors, except Mr. Gaynor who receives $30,000 per year as Vice Chairman. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees of the Company do not receive additional compensation for service as directors. In connection with his election as a director of the Westell, Inc., a subsidiary of the Company, in November 1995, Mr. Dwyer was granted an option to purchase 89,900 shares of Class A Common Stock at an exercise price of $6.50 per share. Mr. Dwyer's options vest at a rate of 1,872 shares per month commencing January 1, 1996. Mr. Simon also receives $1,250 each quarter for his services as a director of Conference Plus, Inc., a subsidiary of the Company.

     During fiscal 1998, Messrs. Gaynor and Simon were granted options to purchase 50,000 shares of Class A Common Stock at an exercise price of $15.69 per share for their services as directors of Westell. On the same date, every other director received an option to purchase 20,000 shares of Class A Common Stock at an exercise price of $15.69 per share. All of these options vest monthly in equal installments over a five year period commencing January 1998.

EXECUTIVE OFFICER AND BOARD MEMBER OPTION EXERCISES

     There have been no options exercised by the executive officers or board members for the period April 1, 1997 to February 27, 1998.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Messrs. Wade (Chair), Gaynor and Simon, the Assistant Secretary and Assistant Treasurer of the Company. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     Since 1984, Melvin J. Simon & Associates, Ltd. has provided accounting and other financial services to the Company. Mr. Simon, a director and the Assistant Secretary and Assistant Treasurer of the Company and Co-Trustee of the Voting Trust, is the sole owner of Melvin J. Simon & Associates, Ltd. The Company paid Melvin J. Simon & Associates, Ltd. approximately $88,000, $64,000 and $44,000 in fiscal 1995, 1996 and 1997, respectively, for its services. The Company believes that these services are provided on terms no less favorable to the Company than could be obtained from unaffiliated parties.

     The Company has granted Robert C. Penny III and Melvin J. Simon, as Trustees of the Voting Trust, certain registration rights with respect to the shares of Class B Common Stock held in the Voting Trust.



                           AMENDMENT OF THE COMPANY'S
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                 TO INCREASE THE AUTHORIZED CLASS A COMMON STOCK

     The Company's Board of Directors has approved an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock by 22,000,000 shares. Such increase was approved by the written consent of the holders of a majority of the voting power of the Company. Upon the effectiveness of the Charter Amendment, the total number of authorized shares of Class A Common Stock would be 65,500,000.

     Under the Company's current Amended and Restated Certificate of Incorporation, the Company has the authority to issue 43,500,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock. At February 27, 1998, 15,344,294 shares of Class A Common Stock were issued and outstanding, 21,030,856 shares of Class B Common Stock were outstanding and no shares of Preferred Stock were outstanding.
Accordingly, as of February 27, 1998, after taking into account the shares reserved for issuance under the Company's Stock Plans and the Company s Employee Stock Purchase Plan, or upon the exercise of outstanding options issued by the Company or upon conversion of shares of Class B Common Stock, there remained approximately 4,318,000 shares of Class A Common Stock available for issuance. Once the Charter Amendment is filed with the Secretary of State of the State of Delaware (and the amendment to the Stock Plan is effective increasing the shares available for issuance under the Stock Plan by 5,000,000), then Westell would have approximately 21,318,000 shares of Class A Common Stock available for issuance.

     Westell stockholders have no preemptive rights with respect to Westell capital stock. Accordingly, the Class A Common Stock authorized pursuant to the Charter Amendment may be issued without further stockholder approval.

     Except for the "shelf" registration statement described below, the Company has no present plans, agreements or understandings regarding the issuance of any additional shares of Class A Common Stock. The Board of Directors believes that adoption of the Charter Amendment is advisable because it will provide the Company with needed flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock splits, employee benefit plans and other corporate purposes. While the issuance of additional shares of Class A Common Stock may dilute the ownership interest of a person seeking to obtain control of the Company, and thus discourage a change in control of the Company by making it more difficult or costly, the Company is not aware of anyone seeking to accumulate Class A Common Stock for such purpose and has no present intention of using any additional Class A Common Stock to deter a change in control. Except as otherwise required by applicable law or the rules of the National Association of Securities Dealers, Inc., authorized but unissued shares of Class A Common Stock may be issued at such time, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by the stockholders.

     In order to raise additional capital, the Company has filed a "shelf" registration statement covering debt and equity securities having an aggregate maximum offering price of $300 million. Under this registration statement, the Company may issue and sell Class A Common Stock or debt or preferred stock that is convertible into Class A Common Stock (the "Convertible Securities"). The terms on which Convertible Securities might be issued are not currently known. Moreover, at the date of this Information Statement, Westell has not decided whether it will commence any offering of debt or equity. There can be no assurance that Westell will commence an offering using securities registered under the shelf registration statement once the Charter Amendment is filed. Due to the limited number of shares of Class A Common Stock available for issuance under the existing Amended and Restated Certificate of Incorporation of the Company, an increase in the number of authorized shares of Class A Common Stock is necessary to permit the Company to be able to issue equity or Convertible Securities under the shelf registration statement.

     The issuance of the additional authorized Class A Common Stock will have a substantial dilutive effect on the present stockholders of the Company. The issuance of the additional Class A Common Stock will reduce the voting power of Messrs. Penny and Simon, the co-trustees of the Westell Voting Trust, who currently control over 75% of Westell's voting power. Upon the issuance of all additional authorized Class A Common Stock, Messrs. Penny and Simon would control over 65% of Westell's voting power. The issuance of additional shares may also adversely affect the market price of the Class A Common Stock. In addition, if Westell issues Convertible Securities, it would create a class of security holders with rights senior to the rights of the Company's Common stockholders.

     Westell has no present intention to use the increased authorized Class A Common Stock for anti-takeover purposes. The Charter Amendment is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in the Amended and Restated Certificate of Incorporation or the Bylaws as in effect on the date hereof. However, the issuance of the additional Class A Common Stock would increase the number of shares necessary to acquire control of the Board or necessary to meet the voting requirements imposed by Delaware law with respect to a merger or other business combination involving the Company.

     The Amended and Restated Certificate of Incorporation and the Bylaws currently provide several mechanisms whereby the Company's Board could resist a takeover attempt not considered in the best interests of stockholders. The Company's Board has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the relative preferences, limitations and relative rights of those shares with respect to dividends, redemption, payments on liquidation, sinking fund provisions, conversion privileges and voting rights without any further vote or action by the stockholders. The rights of the holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While Westell has no present intention to issue shares of Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire control of Westell. In addition, Westell is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of Westell. Furthermore, certain provisions of the Amended and Restated Certificate of Incorporation and the Bylaws may individually or collectively have the effect of delaying or preventing changes in control or management of Westell and could have a depressive effect on the market price of Class A Common Stock. For example, the Amended and Restated Certificate of Incorporation and the Bylaws contain provisions that limit the right of stockholders to call special stockholder meetings and require that stockholders follow an advance notification procedure for certain stockholder nominations of candidates to the Board and for new business to be conducted at stockholders meetings.

     The Charter Amendment increasing the number of authorized shares of Class A Common Stock will be filed with the Secretary of State of the State of Delaware on or about April 14, 1998 (twenty calendar days following the date of this Information Statement).


             APPROVAL OF AMENDMENT TO THE WESTELL TECHNOLOGIES, INC.
                            1995 STOCK INCENTIVE PLAN

GENERAL

     The Board of Directors of the Company has approved an amendment to the Westell Technologies, Inc. Stock Incentive Plan which increases the number of shares of Class A Common Stock authorized for issuance pursuant to the Stock Plan. Such amendment was approved by the written consent of the holders of a majority of the voting power of the Company. The Stock Plan, as originally adopted and approved by stockholders, provided that options to acquire an aggregate of 2,688,050 shares of Class A Common Stock may be granted. The Board of Directors has amended the Stock Plan to provide for the issuance of options to acquire an additional 5,000,000 shares of Class A Common Stock (for an aggregate of 7,688,050 shares of Class A Common Stock). As of February 27, 1998, options to purchase 2,730,100 shares of Class A Common Stock have been granted (net of cancellations) under the Stock Plan.

     The Board of Directors believes that the Company's continued success depends upon its ability to attract and retain highly competent persons as officers and key employees. The Board of Directors believes that one of the best ways to attain these objectives is to give officers and key employees an opportunity to acquire a proprietary interest in the Company by purchasing shares of Class A Common Stock through the exercise of options granted under the Stock Plan.

     Approval of the amendment required the affirmative vote of a majority of the shares of Class A and Class B Common Stock outstanding and entitled to vote at a meeting of stockholders.

SUMMARY OF STOCK PLAN

     The purpose of Stock Plan is to enable the Company to provide officers, employees, and non-employee directors of the Company and its subsidiaries with performance-based equity and monetary incentives, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company's stockholders.

     The Stock Plan currently makes available for awards 2,688,050 shares of Class A Common Stock. The maximum number of shares which currently may be awarded to any participant in any year during the term of the Stock Plan is
500,000 shares.   If there is a lapse, cancellation, expiration or termination of any option prior to the issuance of shares, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the Stock Plan.

     The Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Among the Committee's powers are the authority to interpret the Stock Plan, establish rules and regulations for its operation, select officers and other key employees of the Company and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards.

     Officers, employees and non-employee directors of the Company or any of its subsidiaries are eligible to participate in the Stock Plan. The selection of participants is within the discretion of the Committee. The estimated number of employees and non-employee directors who are eligible to participate in the Stock Plan is approximately 820 at February 27, 1998.

     The Stock Plan provides for the grant of any or all of the following types of awards: (a) stock options, including incentive stock options and nonqualified stock options; (b) stock appreciation rights ("SARs"); (c) stock awards; and (d) performance awards. Awards may be granted singly, in combination, or in tandem as determined by the Committee.

     Under the Stock Plan, the Committee may grant awards in the form of incentive stock options or nonqualified stock options to purchase shares of the Class A Common Stock. The Committee, with regard to each stock option, determines the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option; provided, however, that no stock options shall be exercisable later than ten years after the date they are granted. The aggregate fair market value at the time of grant of shares of Class A Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot be more than $100,000. The exercise price of an incentive stock option will not be less than 100% of the fair market value of the Class A Common Stock on the date the option is granted. The exercise price of a nonqualified stock option will not be less than 85% of the fair market value of the Class A Common Stock on the date the option is granted. The option price may be paid by a participant in cash or, in the discretion of the Committee, in shares of Class A Common Stock then owned by the participant, or a combination thereof.

     The Stock Plan authorizes the Committee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment equal to the appreciation in market value of a stated number of shares of Class A Common Stock from the exercise price. If issued in tandem with a stock option such appreciation is measured from not less than the option price and in the case of a SAR issued independently of any stock option, such appreciation is measured from not less than the fair market value of the Class A Common Stock on the date the right is granted. No SAR may be exercisable earlier than six months after the date of grant and shall expire at the earlier of the date the related stock option expires or ten years after the SAR was granted.

     The Stock Plan authorizes the Committee to grant awards in the form of restricted or unrestricted shares of Class A Common Stock. Such awards are subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment.

     The Stock Plan authorizes the Committee to grant awards in the form of performance awards which consist of the right to receive Class A Common Stock or cash of equivalent value at the end of a specified period. The Committee determines the terms and conditions of the performance units.

     The Stock Plan provides that awards shall not be transferable otherwise than by law or by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit the transferability of an award to members of the participant's immediate family or trusts or family partnerships for the benefit of such family members.

     The Board of Directors reserves the right to amend, suspend or terminate the Stock Plan at any time, subject to the rights of participants with respect to any outstanding awards. Notwithstanding the foregoing, no amendment to the Stock Plan shall, without approval of stockholders of the Company, (i) materially modify the requirement as to eligibility for awards under the Stock Plan, or (ii) result in the Stock Plan failing to comply with Section 16(b) of the Exchange Act and the rules and regulations thereunder.

     The Stock Plan contains provisions for equitable adjustment of awards in the event of a merger, consolidation or reorganization, or issuance of shares by the Company without new consideration or a change of control.

FEDERAL TAX TREATMENT

     Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the Stock Plan.

     A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. However, for purposes of the alternative minimum tax the exercise of an incentive stock option will be treated as an exercise of a nonqualified stock option. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability to a participant. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

     However, if the participant disposes of shares acquired upon exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise of the option (a "disqualifying disposition"), the participant will recognize ordinary compensation income in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, in certain circumstances, the gain on the sale, if less). Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be treated as capital gain. In the event of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant.

     A participant who is granted a nonqualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a tax deduction for the same amount.

     The grant of an SAR will produce no U.S. federal tax consequences for the participant or the Company. The exercise of an SAR results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to the Company.

     A participant who has been granted an award of restricted shares of Class A Common Stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

     The grant of an unrestricted stock award will produce immediate tax consequences for both the participant and the Company. The participant will be treated as having received taxable compensation in an amount equal to the then fair market value of the Class A Common Stock awarded. The Company will receive a corresponding tax deduction.

OPTIONS UNDER THE STOCK PLAN

     The following table sets forth options granted in the aggregate, net of cancellations, under the Stock Plan from March 31, 1997 to February 27, 1998 to
(i) the Named Executive Officers, (ii) all executive officers as a group, (iii) all non-employee directors and (iv) all employees, including all current officers who are not executive officers, as a group.

                                                             STOCK PLAN(1)

                         NAME AND POSITION                                                          NUMBER OF
                                                                                                      SHARES
                                                                                                    UNDERLYING
                                                                                                      OPTIONS
                                                                                                     GRANTED

                            Gary F. Seamans  . . . . . . . . . . . . . . . . . . . . . . . . . .      75,000

                            Robert D. Faw      . . . . . . . . . . . . . . . . . . . . . . . . .         0

                            J. William Nelson  . . . . . . . . . . . . . . . . . . . . . . . . .      210,000

                            Curtis L. Benton . . . . . . . . . . . . . . . . . . . . . . . . . .         0

                            Richard P. Riviere . . . . . . . . . . . . . . . . . . . . . . . . .      12,000

                            All executive officers as a
                            group (6 persons)  . . . . . . . . . . . . . . . . . . . . . . . . .      867,000

                            All current directors who are
                            not executive officers as a
                            group (7 persons)  . . . . . . . . . . . . . . . . . . . . . . . . .      200,000

                            All employees who are not
                            Executive officers as a group  . . . . . . . . . . . . . . . . . . .      555,450
_________________

(1) All options to purchase Class A Common Stock were issued at 100% of their fair market value on the date of grant and expire ten years from the date of grant. See "Executive Compensation."


     On March 19, 1998 the last reported sales price of the Class A Common Stock on the Nasdaq National Market was $13 1/2 per share.